Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276932

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated May 8, 2024)

AIRSHIP AI HOLDINGS, INC.

18,092,575 Shares of Common Stock

This prospectus supplement amends and supplements certain information contained in the prospectus dated May 8, 2024 (the “Prospectus”), which forms a part of our registration statement on Form S-1, as amended (File No. 333-276932). The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus of up to an aggregate of 18,092,575 shares of our common stock, $0.0001 par value per share (“Common Stock”).

In addition, the Prospectus and this prospectus supplement relate to the issuance by us of up to 16,184,612 shares of Common Stock that are issuable upon the exercise of the public warrants contained in the units sold in the Company’s initial public offering.

This prospectus supplement amends and supplements the Prospectus to reflect a permanent decrease in the exercise price of the Company’s 16,184,612 public warrants and 515,000 private warrants, previously exercisable at $11.50 per share of Common Stock, to a reduced exercise price of $7.80 per share of Common Stock and all references in the Prospectus to the exercise price of $11.50 per share of Common Stock with respect to the public warrants and the private warrants are hereby amended and restated to reflect an exercise price of $7.80 per share of Common Stock.

Our Common Stock is listed on The Nasdaq Global Market under the symbol “AISP”. Our public warrants are listed on The Nasdaq Capital Market under the symbol “AISPW”. On May 30, 2024, the last reported sales price of our Common Stock was $4.23 per share and the last reported sales price of our public warrants was approximately $0.312 per public warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” section of the Prospectus, and under similar headings in any amendment or supplements thereto, and in our most recent Annual Report on Form 10-K.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 3, 2024.